                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                             ________________

                               SCHEDULE 13G
                              (Rule 13d-102)
                             ________________

       INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
           RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
            THERETO FILED PURSUANT TO 13d-2 UNDER THE
                 SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. 1)*


                        TEGAL CORPORATION
                         (Name of Issuer)

                            Common Stock
                    (Title of Class of Securities)

                            879008-10-0
                           (CUSIP Number)

                          December 31, 1999
        (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                 PAGE 3 of 6
CUSIP No. 879008-10-0


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgens, Waterfall, Vintiadis & Co., Inc.
            132674766
________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)  SEC USE ONLY

________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            0
________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            Not applicable.
________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
            IA
________________________________________________________________________

Schedule 13G                                                 PAGE 4 OF 6
CUSIP No. 879008-10-0


ITEM 1(a).  NAME OF ISSUER:
              TEGAL CORPORATION

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              2201 South McDowell Blvd., P.O. Box 6020, Petaluma,
	California 94954

ITEM 2(a).  NAME OF PERSON FILING:
              Morgens, Waterfall, Vintiadis & Co., Inc.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of Morgens, Waterfall, Vintiadis & Co., Inc. is 10 East 50th St., New York NY 10022.

ITEM 2(c).  CITIZENSHIP:
              New York

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              common stock

ITEM 2(e).  CUSIP NUMBER:
              879008-10-0

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

Schedule 13G                                                 PAGE 5 OF 6
CUSIP No. 879008-10-0
           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [ ]

ITEM 4.  OWNERSHIP.
         Morgens, Waterfall, Vintiadis & Co., Inc. ("MWV & Co.")
           (a)  Amount beneficially owned: 0
           (b)  Percent of class: Not applicable
           (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii)  sole power to dispose or to direct the
                         disposition of
                         0
                  (iv)   shared power to dispose or to direct the
                         disposition
                         0

             MWV & Co., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, holds for the accounts of its investment advisory clients, and thereby beneficially owns, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the foregoing shares of Common Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.
            Not applicable.

Schedule 13G                                                 PAGE 6 OF 6
CUSIP No. 879008-10-0




ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                             SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2000


                                    ______________________________
                                    John C. "Bruce" Waterfall,
                                    as President, on behalf of
                                    Morgens, Waterfall, Vindiatis
                                      & Co., Inc.